Exhibit 99.1

NEWS RELEASE

Gray Announces Closing of Offering of $750 Million of 7.500% Senior Secured First Lien Notes due 2034

Atlanta, Georgia – August 21, 2026. . . Gray Media, Inc. (“Gray”) (NYSE: GTN) announced today that it has completed its previously announced offering of $750 million aggregate principal amount of 7.500% senior secured first lien notes due 2034 (the “Notes”). The Notes were issued at par.

The net proceeds from the Notes are being used to (i) redeem $675 million outstanding principal amount of Gray’s 10.500% senior secured first lien notes due 2029 (the “2029 Notes”), (ii) repay $21 million of outstanding borrowings under Gray’s revolving credit facility, and (iii) pay fees and expenses in connection with the offering, which includes the call premium and accrued and unpaid interest on the 2029 Notes being redeemed.

Upon the consummation of the redemption of the 2029 Notes, which is expected to be on August 27, 2026, using the net proceeds referenced above, the Company expects to have remaining $350 million outstanding principal amount of 2029 Notes.

The Notes are guaranteed, jointly and severally, on a senior secured first lien basis, by each existing and future restricted subsidiary of Gray that guarantees Gray’s existing senior credit facility.

Interest on the Notes accrues from August 21, 2026 and is payable semiannually, on March 15 and September 15 of each year, commencing March 15, 2027. The Notes mature on September 15, 2034.

The Notes and related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes were offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to purchase, a notice of redemption or a solicitation of an offer to purchase any of the 2029 Notes.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include the intended use of proceeds of the offering, Gray’s ability to consummate the redemption of 2029 Notes and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.graymedia.com. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Jeffrey R. Gignac, Executive Vice President, Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Alan Gould, Vice President, Investor Relations, 404-266-8333

#         #         #